DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP
                              2101 L Street, N.W.
                           Washington, DC 20037-1526
                                  202-785-9700



                                  July 8, 1997




DT Capital Trust
DT Industries, Inc.
Corporate Centre
Suite 2-300
1949 E. Sunshine
Springfield, Missouri  65804

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel for DT Industries, Inc., a Delaware corporation (the "Company"), and DT Capital Trust, a Delaware business trust (the "Trust"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), pertaining to the registration of (i) 1,400,000 7.16% Convertible Preferred Securities (liquidation preference $50 per preferred security) (the "Preferred Securities") of the Trust representing undivided beneficial interests in the assets of the Trust; (ii) 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 (the "Convertible Junior Subordinated Debentures") issued by the Company to the Trust in connection with the sale of the Preferred Securities; (iii) the shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Convertible Junior Subordinated Debentures; and
(iv) the preferred securities guarantee of the Company which guarantees distributions and payments upon liquidation, redemption and otherwise on the Preferred Securities pursuant to the Preferred Securities Guarantee Agreement, dated June 12, 1997, between the Company and the Bank of New York, a New York banking corporation, as trustee.

     We  hereby  confirm  that,   although  the  discussion  set  forth  in  the
Registration Statement under the heading "UNITED STATES TAXATION" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership

DT Capital Trust
DT Industries, Inc.
July 8, 1997
Page 2

and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm under the headings "LEGAL MATTERS" and "UNITED STATES TAXATION" in the Prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                      Very truly yours,


                                      /s/ Dickstein Shapiro Morin & Oshinsky LLP